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Prospectus Supplement #1                        Filed pursuant to Rule 424(b)(3)
(to prospectus dated October 13, 2000)                Registration No. 333-47156


                             Keynote Systems, Inc.


                        806,750 shares of common stock

                              ------------------


     This prospectus supplement relates to the offer from time to time of shares of our common stock by our stockholders who were former shareholders of Velogic Inc. You should read this prospectus supplement together with the prospectus dated October 13, 2000, which is to be delivered with this prospectus supplement.


     The information in the table appearing under the heading "Selling Stockholders" in the prospectus is amended by the addition of the information appearing in the table below:

                                                          Number of Shares          Number of Shares
                                                         Beneficially Owned        Beneficially Owned
                                                           Before Offering           After Offering
                                                       -----------------------    ------------------------
Name of Beneficial Owner                                 Number     Percentage      Number      Percentage
-----------------------------------------------        ----------   ----------    ----------    ----------
Luigi A. Pio Di Savoia and Alessandra Pio Di             136,400        *             --            *
    Savoia, Joint Tenants......................

Roongko Doong and Juchuan Shih, Joint Tenants..          102,300        *             --            *


* Indicates beneficial ownership of less than 1%.
                   ________________________________________


     Investing in our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 3 of the prospectus, as well as the "Factors That May Impact Future Operating Results" included in our recent annual report and quarterly reports filed with the Securities and Exchange Commission.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.




          The date of this prospectus supplement is February 16, 2001.